EXHIBIT 99.1

PRESS RELEASE

ERA GROUP INC. ANNOUNCES RECORD DATE AND MEETING DATE FOR
2013 ANNUAL MEETING OF STOCKHOLDERS

Houston, TX
July 15, 2013

FOR IMMEDIATE RELEASE - Era Group Inc., (NYSE: ERA) (the “Company” or “Era Group”), today announced that its 2013 Annual Meeting of Stockholders will be held at the offices of Milbank, Tweed, Hadley & McCloy LLP located at 450 Park Ave., New York, New York 10022 on Thursday, September 12, 2013, at 10:00 a.m. local time. The Company fixed August 5, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for the 2013 Annual Meeting by submitting their proposals to the Company. The Company has set August 5, 2013 as the deadline for receipt of such proposals, and accordingly, to be considered timely they must be received by the Company on or prior to August 5, 2013, at the Company's principal executive offices at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024 and be directed to the attention of the Corporate Secretary. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement for the 2013 Annual Meeting.
Under the Company's Amended and Restated Bylaws (the “Bylaws”), stockholders may also present a proposal or director nomination at the 2013 Annual Meeting if advance written notice is timely given to the Secretary of the Company, at the Company's principal executive offices, in accordance with the Company's Bylaws. To be timely, notice by a stockholder of any proposal or nomination must have been provided not later than the close of business on July 25, 2013. The Company's Bylaws specify requirements relating to the content of the notice that stockholders must provide. A copy of the Company's Bylaws was filed as Exhibit 3.2 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2013.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Canada, India, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871or visit Era Group's website at www.eragroupinc.com.